Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

February 10, 2023

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

Ladies and Gentlemen:

We have acted as counsel to Aspira Women’s Health Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $12.5 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-252267) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated February 10, 2023 to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Controlled Equity OfferingSM Sales Agreement, dated February 10, 2023, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently to verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 21,968,365 Shares will be sold pursuant to the Agreement; and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares of Common Stock then available for issuance by the Company.

3175 HANOVER STREET, PALO ALTO, CA 94304    T: (650) 843-5000      WWW.COOLEY.COM

Aspira Women’s Health Inc.

February 10, 2023

Page Two

Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued and paid for in accordance with the Agreement, the Registration Statement and as the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304   T: (650) 843-5000      WWW.COOLEY.COM